Exhibit 99.2

1521 Concord Pike, Brandywine West, Suite 301 Wilmington, DE 19803

N E W S  R E L E A S E

CONTACT: Elise A. Garofalo
Director of Investor Relations
302-778-8227

GrafTech Announces Specialty Graphite Price Increase

        Wilmington, DE – September 15, 2004 – GrafTech International Ltd. (NYSE:GTI) today announced that it has increased specialty graphite prices globally, effective for 2005 shipments, as follows: a 5% increase in extruded specialty graphite and a 6.5% increase in molded and isomolded specialty graphite. A new catalog for trade customers for these products will be published. The price increases are due in part to continued upward pressure on energy and raw material costs. In addition, the supply/demand balance for specialty graphite products has improved due to the stronger economy.

        Products are sold in both bulk and machined form and are used in the semiconductor, metallurgical, thermal processing, chemical and aerospace industries.

        GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 60 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We are the leading manufacturer in all of our major product lines, with 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777.

NOTE ON FORWARD-LOOKING STATEMENTS: This release and any related discussions may contain forward-looking statements about such matters as: future production, prices and sales of and demand for various products; future operational and financial performance of various businesses; economic conditions; interest rate management activities; strategic and business plans; legal matters; consulting projects; potential actions regarding debt or equity securities; and future asset sales, costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. We have no duty to update these statements. Actual future events, results and conditions could differ materially due to various factors, including: the possibility that global or regional economic or end market conditions for our products may not improve or may worsen; the possibility that anticipated electric arc furnace (EAF) steel production capacity additions may not occur, that graphite electrode (GE) manufacturing capacity reductions may not occur or that GE manufacturing capacity additions may occur; the possibility that increased EAF steel production or GE manufacturing capacity reductions may not result in stable or increased GE demand, prices or volumes; the possibility that quarterly or annual average GE prices may differ from current spot prices or that announced GE price increases may not be realized; the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in aluminum smelting; the possibility that anticipated aluminum smelting capacity additions using graphite cathodes may not occur or that increased production of cathodes by competitors may occur; the possibility that increased production of aluminum or stable production of cathodes by competitors may not result in stable or increased cathode demand, prices or volumes; the possibility of delays in or failure to achieve widespread commercialization of fuel cells which use our products or that fuel cell manufacturers may obtain those products from other sources; the possibility of delays in or failure to achieve successful development and commercialization of new or improved products; the possibility of delays in meeting or failure to meet contractual or other product development milestones or delays in expanding or failure to expand our manufacturing capacity to meet any growth in demand; the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others; the possibility that announced price increases for non-GE products may not be realized; unanticipated events or circumstances relating to antitrust investigations or antitrust or other lawsuits; the possibility that expected cost savings will not be fully realized or that anticipated asset sales may be delayed or may not occur or result in anticipated proceeds; the possibility that the anticipated benefits from organizational changes may be delayed or may not occur or that our provision for income taxes and effective income tax rate may fluctuate significantly; unanticipated events or circumstances relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties or related to labor relations; the possibility that financial information contained in this release can change upon final review or audit; the possibility that changes in market prices of our common stock or senior notes may affect our de-leveraging activities; changes in interest or currency exchange rates, in competitive conditions in raw material or energy supplies or costs or in inflation; the possibility of failure to satisfy conditions to, or of breach of terms of, our strategic alliances; the possibility of changes in government funding of, or the failure to satisfy eligibility conditions to, government grants; the possibility that changes in financial performance may affect our compliance with financial covenants or the availability of funds under our revolving credit facility; the possibility of interruptions in production at our facilities due to, among other things, critical equipment failure or interruption in major raw material or energy supplies; changes in tax laws and tax and fiscal policies; developments in the Middle East, the occurrence of terrorist acts and developments in the war on terrorism; the possibility that we may not achieve our earnings estimates; and other risks and uncertainties, including those detailed in our filings with the SEC, as well as future decisions by us. Except as otherwise specifically noted, references to spot prices and cost savings are based on and subject to the factors, assumptions and limitations detailed in our filings with the SEC. No statement in this release or any related discussions shall to constitute a reaffirmation or updating of any earnings or other guidance as of date after that on which originally publicly disclosed or an admission in connection with any claim or lawsuit. This release does not constitute an offer to sell or a solicitation of an offer to buy any securities. References to street or analyst earnings estimates mean those published by First Call, a service of the Thomson Financial Network.